State of Delaware Secretary of State Division of Corporations Delivered 02:57 PM 01/08/2019 FILED 02:57 PM 01/08/2019 SR 20190137697 - File Number 5606283

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Princeton Private Investment Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
1. The name of the trust is: Princeton Private Investments Access Fund (the “Trust”).

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th   day of January  , 2019   A.D.

By:
Trustee
Name:	John L. Sabre
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